Consent of Independent Registered Public Accounting

Firm
To the Shareholders, Board of Directors and Audit Committee
CrossFirst Bankshares, Inc.
Leawood, Kansas
We consent to the incorporation by reference in the registration statements (No. 333-232704) on Form S-
1, (Nos. 333-233744, 333-239636 and 333-260504) on Form S-8, and (No.

333-269943) on Form S-3 of
CrossFirst Bankshares, Inc. of our report dated March 3, 2023, with respect to the consolidated
statements of financial condition of CrossFirst Bankshares, Inc. as of December 31, 2022 and 2021, and
the related consolidated statements of operations, comprehensive income

(loss), stockholders’ equity and
cash flows for the years ended December 31, 2022, 2021 and 2020, and the related notes, which appears
in the December 31, 2022, Annual Report on Form 10-K

of CrossFirst Bankshares, Inc. We also consent
to the references to our firm under the caption “Experts” in the Form S-3.
(Formerly BKD, LLP)

Kansas City, Missouri
March 3, 2023